DYADIC INTERNATIONAL, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

      Our Company's reputation for honesty and integrity is the sum of the personal reputations of our directors, officers and employees. To protect this reputation and to promote compliance with laws, rules and regulations, this Code of Business Conduct and Ethics has been adopted by the Audit Committee of our Board of Directors. This Code of Conduct is only one aspect of our commitment. You must also be familiar with and comply with all other policies contained in our employee policy manual.

      This Code sets out the basic standards of ethics and conduct to which all of our directors, officers and employees are held. These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

      If you have any doubts whatsoever as to the propriety of a particular situation, you should submit it in writing to our Company's Chief Executive Officer, who will review the situation and take appropriate action in keeping with this Code, our other corporate policies and the applicable law. If your concern relates to that individual, you should submit your concern, in writing, to the Chairman of the Audit Committee. The name and mailing address of each of those individuals is included at the end of this Code.

      Those who violate the standards set out in this Code will be subject to disciplinary action.

1.    Scope

      If you are a director, officer or employee of the Company or any of its subsidiaries, you are subject to this Code.

2.    Honest and Ethical Conduct

      We, as a Company, require honest and ethical conduct from everyone subject to this Code. Each of you has a responsibility to all other directors, officers and employees of our Company, and to our Company itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated and otherwise to conduct yourself in a manner that meets with our ethical and legal standards.

3.    Compliance with Laws, Rules and Regulations

      You are required to comply with all applicable governmental laws, rules and regulations, both in letter and in spirit. Although you are not expected to know the details of all the applicable laws, rules and regulations, we expect you to seek advice from our Company's Chief Executive Officer if you have any questions about whether the requirement applies to the situation or what conduct may be required to comply with any law, rule or regulation.

4.    Conflicts of Interest

      You must handle in an ethical manner any actual or apparent conflict of interest between your personal and business relationships. Conflicts of interest are prohibited as a matter of policy. A "conflict of interest" exists when a person's private interest interferes in any way with the interests of our Company. For example, a conflict situation arises if you take actions or have interests that interfere with your ability to perform your work for our Company objectively and effectively. Conflicts of interest also may arise if you, or a member of your family, receive an improper personal benefit as a result of your position with our Company.

      If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly to our Company's Chief Executive Officer.

      Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. The following standards apply to certain common situations where potential conflicts of interest may arise:

      A.    Gifts and Entertainment

      Personal gifts and entertainment offered by persons doing business with our Company may be accepted when offered in the ordinary and normal course of the business relationship. However, the frequency and cost of any such gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised.

      B.    Financial Interests In Other Organizations

      The determination whether any outside investment, financial arrangement or other interest in another organization is improper depends on the facts and circumstances of each case. Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of, our Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised. As a general rule, a passive investment would not likely be considered improper if it: (1) is in publicly traded shares; (2) represents less than 1% of the outstanding equity of the organization in question; and (3) represents less than 5% of your net worth. Other interests also may not be improper, depending on the circumstances.

      C.    Outside Business Activities

      The determination of whether any outside position an employee may hold is improper will depend on the facts and circumstances of each case. Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper. However, if those activities are likely to take substantial time from or otherwise conflict with your responsibilities to our Company, you should obtain prior approval from your supervisor. Other outside associations or activities in which you may be involved are likely to be viewed as improper only if they would interfere with your ability to devote proper time and attention to your responsibilities to our Company or if your involvement is with another Company with which our Company does business or competes. For a director, employment or affiliation with a Company with which our Company does business or competes must be fully disclosed to our Company's Board of Directors and must satisfy any other standards established by applicable law, rule (including any rule of any applicable stock exchange) or regulation and any other corporate governance guidelines that our Company may establish.

      D.    Indirect Violations

      You should not indirectly, through a spouse, family member, affiliate, friend, partner, or associate, have any interest or engage in any activity that would violate this Code if you directly had the interest or engaged in the activity. Any such relationship should be fully disclosed to our Company's Chief Executive Officer (or the Board of Directors if you are a director of our
Company), who will make a determination whether the relationship is inappropriate, based upon the standards set forth in this Code.

5.    Corporate Opportunities

      You are prohibited from taking for yourself, personally, opportunities that are discovered through the use of corporate property, information or position, unless the Board of Directors has declined to pursue the opportunity. You may not use corporate property, information, or position for personal gain, or to compete with our Company directly. You owe a duty to our Company to advance its legitimate interests whenever the opportunity to do so arises.

6.    Fair Dealing

      You should endeavor to deal fairly with our Company's suppliers, competitors and employees and with other persons with whom our Company does business. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

7.    Public Disclosures

      It is our Company's policy to provide full, fair, accurate, timely, and understandable disclosure in all reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our Company. Moreover, federal securities laws impore strict prohibitions and limitations on the company regarding the selective disclosure of material non-public information concerning the Company. Accordingly, the policies outlined below are intended to prevent unauthorized disclosure of non-public information.

o The Company's Chief Executive Officer or his designee is the designated spokesman for the Company for the dissemination of Company information to the public. No other person is authorized to disclose Company information or speak on such matters with the public. The public includes, but is not limited to, stockholders, analysts and members of the media. Any inquiries for information must be referred to the Company's Chief Executive Officer.

o Unauthorized disclosure of Company information, whether confidential or not, is forbidden. Authorization for release must be obtained prior to release from the Company's Chief Executive Officer or his designee.

o Under no circumstances is a director, officer or employee (other than the Chief Executive Officer) to respond to rumors regarding the Company that may appear on the Internet or any other medium.

8.    Confidentiality

      You should maintain the confidentiality of all confidential information entrusted to you by our Company or by persons with whom our Company does business, except when disclosure is authorized or legally mandated. Confidential information means information maintained by the Company regarding its operational, financial , legal, and administrative activities that has not been released by the Company to the public through press releases, annual reports or periodic filings with the Securities and Exchange Commission. The above categories are very broad as to the information encompassed and would include, but  not  be  limited  to,  Company  procedures,  personnel  or  customers.  The presumption should thus be in favor of particular information being confidential. Generally, confidential information includes all non-public information that may be of use to competitors, or harmful to the Company or its customers, if disclosed.. Your obligation to preserve confidential Company information survives your separation from the Company.

9.    Insider Trading

      If you have access to material, non-public information concerning our Company, you are not permitted to use or share that information for stock trading purposes, or for any other purpose except the conduct of our Company's business. All non-public information about our Company should be considered confidential information. Insider trading, which is the use of material, non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information, is not only unethical but also illegal. The prohibition on insider trading applies not only to our Company's securities, but also to securities of other companies if you learn of material non-public information about these companies in the course of your duties to the Company. Violations of this prohibition against "insider trading" may subject you to criminal or civil liability, in addition to disciplinary action by our Company. If the Board of Directors adopts an insider trading policy for the Company to promote compliance with insider reporting obligations and to enhance compliance with insider trading prohibitions, which may include, among other things, certain "black out periods," you will be required to comply with the applicable provisions of this policy.

10.   Protection and Proper Use of Company Assets

      You should protect our Company's assets and promote their efficient use. Theft, carelessness, and waste have a direct impact on our Company's profitability. All corporate assets should be used for legitimate business purposes. The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11.   Interpretations and Waivers of the Code of Business Conduct and Ethics

      If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to our Company's Chief Executive Officer (or the Board of Directors if you are a director), who will make a determination first, whether a waiver of this Code is required and second, if required, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director may be made only by the Company's Board of Directors and will be promptly disclosed to the extent required by applicable law, rule (including any rule of any applicable stock exchange) or regulation.

12.   Reporting any Illegal or Unethical Behavior

      Our Company desires to promote ethical behavior. Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, employees should promptly report violations of laws, rules, regulations or this Code to our Company's Chief Executive Officer. Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously. All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of our Company's system of internal controls, a copy of the report will be promptly provided to the chairman of the Audit Committee of the Board of Directors, which may participate in the investigation and resolution of the matter. It is the policy of our Company not to allow actual or threatened retaliation, harassment or discrimination due to reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. Please see our Whistleblower Policy for details on reporting illegal or unethical conduct and the protections our Company provides.

13.   Compliance Standards and Procedures

      This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents have to be viewed within the framework of our Company's other policies, practices, instructions and the requirements of the law. This Code is in addition to other policies, practices or instructions of our Company that must be observed.
Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

      In some situations, it is difficult to know right from wrong. Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion:

      (a)   Determine if you know all the facts.

      (b)   Identify exactly what it is that concerns you.

      (c) Discuss the problem with a supervisor or, if you are a director, the Company's General Counsel.

      (d)   Seek help from other resources such as other management personnel.

      (e) Seek guidance before taking any action that you believe may be unethical or dishonest.

      You will be governed by the following compliance standards:

      o You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

      o If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

      o No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

      o Any attempt by you to induce another director, officer or employee of our Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

      o Any retaliation or threat of retaliation against any director, officer or employee of our Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and our Whistleblower Policy and may be a violation of law; and

      o Our Company expects that every reported violation of this Code will be investigated.

      Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of our Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person's status as an at-will employee.

      This Code is for the benefit of our Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

      The names, addresses, telephone numbers, facsimile numbers and e-mail addresses of the Chief Executive Officer and the Chairman of the Audit Committee Company are set forth below:



                 Chief Executive Officer                       Address
                 -----------------------                       -------

                     Mark A. Emalfarb                Dyadic International, Inc.
                                                   140 Intracoastal Pointe Blvd.
                                                             Suite 404
                                                        Jupiter, Florida 33477
                                                          (561)743-8333
                                                         Fax (561)743-8343
                                                     memalfarb@dyadic-group.com

             Chairman of the Audit Committee                   Address
             -------------------------------                   -------

                     Richard Berman                          Suite 2420
                                                         420 Lexington Avenue
                                                          New York, NY 10170
                                                            (212)389-7801
                                                          Fax (212) 389-7801
                                                          richard@CRYZTAL.com



                                 Adopted by Resolution of the Board of Directors January 12, 2005